                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                 BEVERLY BANCORPORATION, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
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
 [LOGO]

                          BEVERLY BANCORPORATION, INC.
                      16345 SOUTH HARLEM AVENUE, SUITE 3E
                          TINLEY PARK, ILLINOIS 60477

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1997

                            ------------------------

To the Stockholders of
  BEVERLY BANCORPORATION, INC.

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Beverly Bancorporation, Inc. (the "Company") will be held at the Beverly National Bank Orland offices, 8811 W. 159th Street, Orland Hills, Illinois 60477, on Tuesday, May 20, 1997, at 9:00 a.m., for the purpose of considering and acting upon the following matters:

    1. To elect seven directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

    2. To consider and act upon a proposal to approve and adopt the Beverly Bancorporation, Inc. 1997 Long-Term Stock Incentive Plan; and

    3. To consider and act upon such other business as may properly come before the meeting or any adjournments thereof.

    Stockholders of record as of the close of business on March 31, 1997 shall be entitled to notice of and to vote at the meeting. The transfer books will not be closed. For ten days prior to the meeting, a list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, at the offices of Beverly Bancorporation, Inc., 16345 South Harlem Avenue, Suite 3E, Tinley Park, Illinois 60477. Stockholders who do not expect to attend the meeting in person are urged to execute and return the accompanying proxy in the envelope enclosed.

                                          By Order of the Board of Directors

                                          John D. Van Winkle
                                          PRESIDENT

Tinley Park, Illinois
April 23, 1997

                          BEVERLY BANCORPORATION, INC.

                                ----------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 20, 1997

                            ------------------------

                              GENERAL INFORMATION

    This proxy statement is being furnished to the stockholders of Beverly Bancorporation, Inc., a Delaware corporation (the "Company"), 16345 South Harlem Avenue, Suite 3E, Tinley Park, Illinois 60477, in connection with the solicitation of proxies by its Board of Directors for use at the annual meeting of stockholders to be held on Tuesday, May 20, 1997 and at any adjournments thereof. The approximate date on which this proxy statement and the accompanying proxy are first being sent to stockholders is April 23, 1997.

    The proxy is revocable at any time before it is voted by a subsequently dated proxy, by written notification to the persons named therein as proxies, which may be mailed or delivered to the Company at the above address, or by attendance at the meeting and voting in person. All shares represented by effective proxies will be voted at the meeting and at any adjournments thereof.

    If the enclosed proxy is properly executed and returned in time for voting with a choice specified thereon, the shares represented thereby will be voted as indicated thereon. If no specification is made, the proxy will be voted by the proxy committee for the election as directors of the nominees named below (or substitutes therefor, if any nominees are unable or refuse to serve), for the approval and adoption of the Beverly Bancorporation, Inc. 1997 Long-Term Stock Incentive Plan, and in its discretion upon such matters not presently known or determined which may properly come before the meeting.

    The Company has one class of stock outstanding, Common Stock, par value $.01 per share ("Common Stock"). On March 31, 1997, 5,209,584 shares of Common Stock were outstanding and entitled to one vote each on all matters to be considered at the meeting. Stockholders of record as of the close of business on March 31, 1997 are entitled to notice of and to vote at the meeting. There are no cumulative voting rights with respect to the election of directors.

    Inspectors of election will be appointed to tabulate the number of shares of Common Stock represented at the meeting in person or by proxy, to determine whether or not a quorum is present and to count all votes cast at the meeting. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. With respect to the tabulation of votes cast on a specific proposal presented to the stockholders at the meeting, abstentions will be considered as present and entitled to vote with respect to that specific proposal, whereas broker non-votes will not be considered as present and entitled to vote with respect to that specific proposal.

                       PRINCIPAL HOLDERS OF COMMON STOCK

    The following table shows with respect to each person who is known to be the beneficial owner of more than 5% of the Common Stock of the Company, each director and nominee for director of the Company, the executive officers of the Company named in the Executive Compensation Table, and all directors and executive officers as a group, eleven in number: (i) the total number of shares of Common

Stock beneficially owned as of March 31, 1997; and (ii) the percent of the Common Stock so owned as of that date:

                                                       AMOUNT AND NATURE OF       PERCENT OF
NAME OF BENEFICIAL OWNER                              BENEFICIAL OWNERSHIP(1)    COMMON STOCK
----------------------------------------------------  -----------------------  -----------------
Heartland Advisors, Inc.(2).........................            312,630                  6.0%
Fort Washington Investment Advisors, Inc.(3)........            305,950                  5.9
Anthony R. Pasquinelli(4)(14).......................            304,805                  5.8
Bruno A. Pasquinelli(5).............................            288,210                  5.5
John D. Van Winkle(6)(14)(15).......................             95,480                  1.8
William E. Brazley(14)..............................              4,412                    *
David B. Colmar(7)(14)..............................             18,509                    *
Christopher M. Cronin(8)(14)........................             12,286                    *
Richard I. Polanek(9)(14)...........................             75,405                  1.4
William C. Waddell(10)(14)..........................             64,263                  1.2
James W. Martin, Jr.(11)(14)........................             27,928                    *
Charles E. Ofenloch(12)(14)(15).....................             86,792                  1.7
Ronald F. Stajkowski(13)(14)........................            108,210                  2.1
All directors and executive officers as a group (11             825,140
  persons)(14)......................................                                    15.6%

------------------------

*Less than one percent.

 (1) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

 (2) Number of shares reported by Heartland Advisors, Inc. ("Heartland") in its most recent Schedule 13G filed with the Securities and Exchange Commission. These securities are held in investment advisory accounts of Heartland. Includes 262,630 shares as to which Heartland has sole voting power and 312,630 shares as to which Heartland has sole dispositive power. The business address of Heartland is 790 N. Milwaukee Street, Milwaukee, Wisconsin 53202.

 (3) The business address of Fort Washington Investment Advisors, Inc. is 420 East Fourth Street, Cincinnati, Ohio 45201-2388.

 (4) Includes 25,701 shares held in trust for Anthony R. Pasquinelli's benefit. Anthony R. Pasquinelli's business address is 905 W. 175th Street, Homewood, Illinois 60430.

 (5) Includes 25,674 shares held in trust for Bruno A. Pasquinelli's benefit. Bruno A. Pasquinelli's business address is 905 W. 175th Street, Homewood, Illinois 60430.

 (6) Includes 64,280 shares beneficially owned by Mr. Van Winkle and his wife and 12 shares beneficially owned by Mr. Van Winkle's daughters.

 (7) Includes 2,635 shares beneficially owned by Mr. Colmar's children.

 (8) Includes 4,030 shares in the Knickerbocker Roofing Pension Plan.

 (9) Includes 59,680 shares held in trust for Mr. Polanek's benefit and 2,865 shares beneficially owned by Mr. Polanek's wife.

(10) Includes 4,729 shares beneficially owned by Mr. Waddell's wife.

(11) Includes 16,904 shares held in trust for Mr. Martin's benefit.

(12) Includes 11,312 shares beneficially owned by Mr. Ofenloch and his wife.

(13) Includes 99,390 shares beneficially owned by Mr. Stajkowski and his wife.

(14) Includes shares of Common Stock that could be acquired through the exercise of stock options as follows: Mr. A. Pasquinelli, 6,615 shares; Mr. Van Winkle, 16,538 shares; Mr. Brazley, 1,102 shares; Mr. Colmar, 1,102 shares; Mr. Cronin, 3,728 shares; Mr. Polanek, 6,615 shares; Mr. Waddell, 6,615 shares; Mr. Martin, 11,025 shares; Mr. Ofenloch, 8,230 shares; Mr. Stajkowski, 8,820 shares; and all directors and executive officers as a group, 79,210 shares.

(15) Excludes 9,146 shares of Common Stock held by the Company's Employees Retirement and Savings Plan (the "Plan"). Messrs. Van Winkle and Ofenloch and three other persons are members of the administration committee of the Plan. As such, they are entitled to vote the shares of Common Stock held by the Plan and therefore may be deemed to beneficially own such shares.

                             ELECTION OF DIRECTORS

NOMINEES AND DIRECTORS

    At the meeting, seven directors are to be elected to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. All of the nominees are presently directors of the Company. The affirmative vote of the holders of a plurality of the shares of Common Stock represented in person or by proxy at the annual meeting is required to elect directors. It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of such nominees. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specifications, that the proxies will be voted for the balance of those named and for a substitute nominee or nominees. However, the Company now knows of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected.

    The following persons are nominees for election as directors of the Company:

ANTHONY R. PASQUINELLI Age--63 Director since--1985

    Mr. Pasquinelli has been Chairman of the Board of the Company since November 1995. Mr. Pasquinelli has been Executive Vice President and Secretary of Pasquinelli Construction Co., a Homewood, Illinois construction company, since 1962. He currently serves on the board of directors of Beverly National Bank and Beverly Trust Company, subsidiaries of the Company.

JOHN D. VAN WINKLE Age--51 Director since--1989

    Mr. Van Winkle has been President and Chief Executive Officer of the Company since August 1989, when he joined the Company. He currently serves on the board of directors of Beverly National Bank and Beverly Trust Company. Prior to joining the Company, from 1976, Mr. Van Winkle held various management positions at a publicly-held community bank located in Chicago, Illinois.

WILLIAM E. BRAZLEY Age--53 Director since--1996

    Mr. Brazley has been the principal of William E. Brazley & Associates, Ltd., an architecture firm, since 1978. He was a Director of Beverly Bank from 1987 to September 1996, when it merged with Beverly National Bank. He currently serves on the board of directors of Beverly National Bank and Beverly Trust Company.

DAVID B. COLMAR Age--51 Director since--1996

    Mr. Colmar has been a majority partner since 1991 of Coldwell Banker First American, a real estate firm serving Chicago southland, northwest Indiana and southwest Michigan, and currently serves as President of Coldwell Banker First American. He was a Director of Beverly Bank Matteson from 1992 to September 1996, when it merged with Beverly National Bank. He currently serves on the board of directors of Beverly National Bank and Beverly Trust Company.

CHRISTOPHER M. CRONIN Age--48 Director since--1995

    Mr. Cronin has been President of Knickerbocker Roofing and Paving Co., a Harvey, Illinois roofing and paving company, since 1986. Mr. Cronin was a Director of Beverly Bank from 1985 to September 1996, when it merged with Beverly National Bank; he was a Director of the Company from 1986 to 1990. He currently serves on the board of directors of Beverly National Bank and Beverly Trust Company.

RICHARD I. POLANEK Age--65 Director since--1989

    Mr. Polanek is presently retired. From 1989 to 1993, Mr. Polanek was Vice President, Finance, and Chief Financial Officer of Interlake Corporation, a metals and materials handling company, which he served in various capacities for 30 years. He currently serves on the board of directors of Beverly National Bank and Beverly Trust Company and also serves as Chairman of the Audit Committee.

WILLIAM C. WADDELL Age--54 Director since--1989

    Mr. Waddell has been First Vice President of Smith Barney Inc., an investment banking firm, and predecessor firms since 1989, and he currently serves on the board of directors of Beverly Trust Company.

CERTAIN FILINGS

    Directors and executive officers of the Company and beneficial owners of more than ten percent of the Common Stock file periodic reports regarding ownership of shares of Common Stock with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934. In connection with the election of Messrs. Brazley and Colmar as directors of the Company, on September 26, 1996, they were each granted an option to purchase 12,500 shares of Common Stock at an exercise price equal to $15.75 per share. The statements of changes in beneficial ownership reporting these option grants were inadvertently untimely filed.

THE BOARD OF DIRECTORS

    The business and affairs of the Company are managed under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for the overall performance of the Company. Members of the Board are kept informed of the Company's business by various reports and documents sent to them, as well as by reports presented at meetings of the Board and its committees. During 1996, the Board of Directors met 16 times and acted by written consent two times. No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he served.

BOARD COMMITTEES

    The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee.

    The Audit Committee recommends to the Board of Directors the appointment of the independent auditors for the following year. The Audit Committee also reviews the scope of the annual audit of the financial statements of the Company and the auditor's report thereon and the auditor's comments relative to the adequacy of the Company's system of internal controls and accounting systems. The Audit Committee, which is presently composed of Messrs. Polanek (Chairman), Brazley, Colmar, Cronin, Pasquinelli and Waddell, met four times during 1996.

    The Compensation Committee, which was formed in February 1997, is to determine the best manner in which to compensate the Company's executive officers on both a short and long-term basis, based on research and information provided by an outside consultant, and to make recommendations to the Board of Directors with respect to any changes that are deemed warranted as a result of their study. The Compensation Committee is composed of Messrs. Colmar (Chairman), Pasquinelli and Polanek.

    The Company does not have a standing nominating committee of the Board of Directors. This function is performed by the Board of Directors. The Company's Certificate of Incorporation establishes certain procedures, including advance notice procedures, with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. In general, notice must be delivered to the Company at its principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. Such notice must set forth all information with respect to each such nominee as required by the federal proxy rules. Such notice must be accompanied by a signed statement of such nominee consenting to be a nominee and a director, if elected.

           REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

GENERAL

    The Board of Directors is responsible for establishing, administering and evaluating the Company's policies regarding the compensation of its executive officers. The Company's compensation policies are intended to align executive compensation with the business objectives and performance of the Company. Additionally, the Company's compensation policies are designed to permit the Company to attract, retain and motivate executive officers to ensure the long-term success of the Company.

    The compensation of executive officers is composed of three components: salary, annual incentive compensation and long-term incentive compensation. The Board considers the total compensation of each executive officer in establishing each element of his compensation. The compensation of the Company's Chief Executive Officer is subject to the same policies that are applicable to all executive officers of the Company.

SALARY

    In establishing the annual salaries of each of the Company's executive officers, the responsibilities, abilities and industriousness of the executive officer and the Company's performance were considered. The salaries of persons holding similar positions at comparable companies were also reviewed. The salaries of the Company's executive officers are reviewed annually.

ANNUAL INCENTIVE COMPENSATION

    The officers and other key employees, including executive officers, of the Company are eligible to receive annual incentive compensation in the form of cash bonuses. The persons entitled to receive bonuses and the amounts awarded are determined by the Company's Board of Directors based upon assessments of the Company's and the employees' performance. The incentive compensation is intended to be variable and closely tied to corporate and individual performance in a manner that encourages a continuous focus on providing top-quality service to clients, increasing productivity and obtaining new business opportunities in order to increase profitability and stockholder value.

LONG-TERM INCENTIVE COMPENSATION

    Pursuant to the Company's Stock Option Plan, directors and key employees of the Company, including executive officers, are eligible to receive long-term incentives in the form of stock options. The purpose of the Stock Option Plan is to enable the Company to attract and retain the best available people, to provide for the Company's long-term growth and business success and to provide an incentive for such people to exert their best efforts on behalf of the Company and its stockholders. The Board believes that the granting of awards whose value is related to the value of the Company's Common Stock aligns the interests of stockholders with directors and employees who receive awards. The Stock Option Plan is administered by the Board of Directors.

    The Board of Directors determines the individuals to whom awards are granted, the amount of awards to be granted, the time of all such grants and the terms, conditions and provisions of such awards and the restrictions related thereto. In making awards under the Stock Option Plan, the Board considers the recommendations of the executive officers of the Company, the responsibilities of each grantee, his/her past performance and his/her anticipated future contribution to the Company.

    During 1996, stock options relating to 32,625 shares of Common Stock were granted under the Stock Option Plan. None of the executive officers of the Company were granted any options during 1996. The Board believes that the grant of stock options provides a strong incentive for directors and employees to increase stockholder value over the long term because the full benefit of such awards cannot be realized unless the value of the Company's Common Stock appreciates over a specified number of years. The exercise price of options granted in 1996 is equal to the fair market value per share of Common Stock on the date of grant. Generally, 20% of each option grant vests on the first through fifth anniversaries of the date of grant, and such options expire ten years after the date of grant.

    Amendments adopted in 1993 to the Internal Revenue Code limit the deductibility for federal income tax purposes of certain compensation payable to top executive officers of publicly held corporations. Certain types of compensation are excluded from the limitations. The Company believes that the limitations are not applicable to stock options granted under the Stock Option Plan. With respect to annual incentive compensation, the Company has not taken any action to exclude annual incentive compensation from the limitations on deductibility.

    The salary, annual incentive compensation and long-term incentive compensation paid by the Company to the Chief Executive Officer and the other four most highly compensated executive officers of the Company in 1996 are set forth in the tables that follow this Report. The Board of Directors believes that the executive officers of the Company are dedicated to increasing profitability and stockholder value and that the compensation policies that the Board has established and administered contribute to this focus.

                                          THE BOARD OF DIRECTORS
                                          Anthony R. Pasquinelli (Chairman)
                                          William E. Brazley
                                          David B. Colmar
                                          Christopher M. Cronin
                                          Richard I. Polanek
                                          John D. Van Winkle
                                          William C. Waddell

    The foregoing Report of the Board of Directors on Executive Compensation shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION TABLE

    The following table sets forth certain information regarding the compensation paid or accrued by the Company to or for the account of the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for services rendered in all capacities during each of the Company's fiscal years ended December 31, 1996 and 1995:

                                        ANNUAL COMPENSATION
                                   ------------------------------        ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR  SALARY ($)     BONUS ($)   COMPENSATION ($)(1)
---------------------------------  ----  ----------     ---------   -------------------
Anthony R. Pasquinelli, Chairman   1996   $ 148,736        --            --
  of the Board                     1995      84,981        --            --
John D. Van Winkle, President and  1996     175,000      $150,000         $ 8,388
  Chief Executive Officer          1995     175,000       150,000           7,370
James W. Martin, Jr., Executive    1996     110,000        50,000           7,621
  Vice President, Manager of       1995     110,000        75,000           6,861
  Retail Sales
Charles E. Ofenloch, Executive     1996     150,000        85,000           8,156
  Vice President, Manager of       1995     150,000        85,000           7,175
  Commercial Sales
Ronald F. Stajkowski, Executive    1996      90,000        50,000           7,057
  Vice President                   1995      90,000        45,000           6,177

------------------------

(1) Consists of matching contributions made by the Company pursuant to the Company's Employees Retirement and Savings Plan and life insurance premiums paid by the Company on behalf of each executive officer. For 1996, life insurance premiums in the following amounts were paid by the Company: Mr. Van Winkle, $1,650; Mr. Martin, $1,481; Mr. Ofenloch, $2,156; and Mr. Stajkowski, $1,144.

EMPLOYEE STOCK OPTIONS

    None of the executive officers of the Company named in the Executive Compensation Table were granted or exercised any options to purchase shares of Common Stock during 1996. The following table sets forth certain information regarding the number and value of unexercised options to purchase shares of Common Stock held at December 31, 1996 by the executive officers of the Company named in the Executive Compensation Table.

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                                               OPTIONS AT DECEMBER 31,    IN-THE-MONEY OPTIONS AT
                                                                        1996               DECEMBER 31, 1996(1)
                                                             ---------------------------  -----------------------
NAME                                                          EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
-----------------------------------------------------------  ---------------------------  -----------------------
Anthony R. Pasquinelli.....................................             6,615/9,922        $       65,489/98,228
John D. Van Winkle.........................................           16,538/24,806              163,721/245,582
James W. Martin, Jr........................................           11,025/16,538              109,149/163,724
Charles E. Ofenloch........................................           13,230/19,845              130,977/196,466
Ronald F. Stajkowski.......................................            8,820/13,230               87,318/130,977

------------------------

(1) Value of unexercised in-the-money options is equal to the difference between the fair market value per share of Common Stock at December 31, 1996 and the option exercise price per share multiplied by the number of shares subject to options.

DIRECTORS' COMPENSATION

    Directors who are employees of the Company do not receive any compensation for serving as directors of the Company. All non-employee directors receive an annual retainer of $18,000, plus an attendance fee for each non-employee director of $1,350 per regular meeting and $500 per special or committee meeting. The Chairman of the Board receives an annual retainer of $84,000. In connection with the election of Mr. Cronin as a director of the Company, on March 4, 1996, he was granted an option to purchase 13,125 shares of Common Stock at an exercise price equal to $11.43 per share. In connection with the election of Messrs. Brazley and Colmar as directors of the Company, on September 26, 1996, they were each granted an option to purchase 12,500 shares of Common Stock at an exercise price equal to $15.75 per share. One-fifth of such options vest on the first through fifth anniversaries of the date of grant, and such options expire ten years after the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In February 1997, the Company formed a Compensation Committee, which is composed of Messrs. Colmar (Chairman), Pasquinelli and Polanek. During 1996, this function was performed by the Board of Directors. Mr. Pasquinelli, a director of the Company, is also the Chairman of the Board of the Company and Mr. Van Winkle, a director of the Company, is also the President and Chief Executive Officer of the Company. During 1996, Messrs. Pasquinelli and Van Winkle participated in deliberations of the Board of Directors concerning executive officer compensation, but did not participate in deliberations concerning their own respective compensation. None of the other members of the Compensation Committee or the Board of Directors is presently or was formerly an officer or employee of the Company or any of its subsidiaries.

CERTAIN TRANSACTIONS

    Some of the directors, executive officers and affiliates of the Company are, and have been during the preceding fiscal year, customers of Beverly National Bank, and some of the directors, executive officers and affiliates of the Company are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, customers of Beverly National Bank. As such customers, they have had transactions in the ordinary course of business of Beverly National Bank, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management of the Company, none of the transactions involved more than the normal risk of collectibility or presented any other unfavorable features. As of December 31, 1996, Beverly National Bank had $5,745,000 in loans outstanding to the directors, executive officers and affiliates of the Company, which amount represented 9.27% of total stockholders' equity as of that date, excluding loans to directors and executive officers of Beverly National Bank who are not also directors or executive officers of the Company.

    The Company purchases architectural services from Archideas, Inc., a corporation in which Joseph A. Pasquinelli is a 20% principal. Under the terms of the agreements between the Company and Archideas, Inc., the Company paid Archideas, Inc. $58,467 in 1996. Joseph A. Pasquinelli is the son of Anthony R. Pasquinelli and the nephew of Bruno A. Pasquinelli.

    The Company leases its Orland Park (Will-Cook) facility from a partnership in which Anthony R. Pasquinelli and Bruno A. Pasquinelli each have a 14.1% partnership interest. Under the terms of the lease, which is a triple net lease that expires in 2016, the Company will pay annual rent of $102,000 in 1997, which increases annually as set forth in the lease.

    The Company leases its Homewood facility from a partnership in which Anthony
R. Pasquinelli and Bruno A. Pasquinelli have an indirect, minority partnership interest. Under the terms of the lease, which expires in 2008, the Company will pay an aggregate annual rent of $99,000 in 1997, subject to three percent annual increases as provided in the lease.

    During 1996, the Company purchased less than $1,101,000 of investment securities through Smith Barney Inc. William C. Waddell, a First Vice President of Smith Barney Inc., received aggregate commissions of less than $11,122 in connection with these transactions.

    The Company and Coldwell Banker First American each have a 50% interest in American Home Mortgage L.L.C., which was organized in 1996 to originate mortgages for homes sold by Coldwell Banker First American. The Company and Coldwell Banker First American each contributed $25,000 for their interests in American Home Mortgage L.L.C. Mortgages originated by American Home Mortgage L.L.C. are sold into the secondary market by the Company, and the consideration received for such mortgages is passed on to American Home Mortgage L.L.C. by the Company. Mortgage originators are employed by the Company and stationed at several offices of Coldwell Banker First American. The Company is reimbursed by American Home Mortgage L.L.C. for the cost of the mortgage originators. American Home Mortgage L.L.C. pays the Company a fee of 40 basis points for processing each mortgage and a management fee of $2,000 per month and pays Coldwell Banker First American a desk fee of $500 per month per mortgage originator located in its offices. During 1996, the Company passed on to American Home Mortgage L.L.C. $42,241 for mortgages sold into the secondary market and received $21,394 in reimbursement for the cost of the mortgage originators, $7,671 in processing fees and $8,000 in management fees from American Home Mortgage L.L.C., while Coldwell Banker First American received $3,500 in desk fees from American Home Mortgage L.L.C. Mr. Colmar is a majority partner and President of Coldwell Banker First American.

    The following executive officers of the Company delivered full recourse promissory notes to the Company as consideration for shares of Common Stock:

        John D. Van Winkle purchased 50,000 shares of Common Stock in 1989 and delivered a note in the principal amount of $436,000, of which $436,000 was outstanding as of December 31, 1996. The note is payable on demand and bears interest at a rate which equals the dividend rate on the Common Stock.

        Charles E. Ofenloch purchased 50,000 shares of Common Stock in 1994 and delivered a note in the principal amount of $474,500, of which $474,500 was outstanding as of December 31, 1996. The note is payable on demand and bears interest at the prime rate, subject to a maximum rate of 9%.

    John D. Van Winkle received a loan from the Company in 1994 of $224,640, which was repaid in 1996. Mr. Van Winkle also received a new loan from the Company in 1996 of $600,000, all of which was outstanding as of December 31, 1996. The loan is payable on demand and bears interest at the prime rate.

                               PERFORMANCE GRAPH

    The following graph compares the cumulative total return on the Company's Common Stock with the cumulative total return of the NASDAQ Stock Market-U.S. Index and the NASDAQ Bank Stock Index for the period beginning on August 22, 1996 (the date of the Company's public offering) through December 31, 1996.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              BEVERLY BANCORPORATION, INC.          NASDAQ STOCK MARKET-US        NASDAQ BANK
8/22/96                                   $100                            $100              $100
8/96                                       104                             100               102
9/96                                       107                             107               106
10/96                                      110                             106               111
11/96                                      115                             113               119
12/96                                      120                             113               120

    Assumes $100 invested on August 22, 1996 in the Company's Common Stock, the NASDAQ Stock Market-U.S. Index and the NASDAQ Bank Stock Index, and all indices assume dividend reinvestment.

    The foregoing table shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference.

                       PROPOSAL TO APPROVE AND ADOPT THE
                       BEVERLY BANCORPORATION, INC. 1997
                         LONG-TERM STOCK INCENTIVE PLAN

    This proposal is to approve and adopt the Beverly Bancorporation, Inc. 1997 Long-Term Stock Incentive Plan (the "Plan"). The Company's Board of Directors has approved the Plan and recommends the Plan to the stockholders of the Company for their approval and adoption. A copy of the Plan is set forth as Exhibit A hereto.

REASONS FOR ADOPTING THE PLAN

    The Plan authorizes the grant of options for up to 150,000 shares of Common Stock of the Company. The Company's Board of Directors believes that the Plan will be instrumental in attracting, retaining and motivating the Company's executive personnel and other key employees. Accordingly, the Company's Board of Directors has approved the Plan and recommends the Plan to the stockholders of the Company for their approval and adoption.

DESCRIPTION OF THE PLAN

    PURPOSE AND ELIGIBILITY. The purpose of the Plan is to provide the Company with incentives that may be awarded to key employees of the Company so that the Company may continue to attract and retain the best available executive personnel and other key employees, to provide for the Company's long-term growth and business success, and to provide an incentive for such employees to exert their best efforts on behalf of the Company and its stockholders.

    Participants in the Plan are those key employees selected by the Stock Option Committee administering the Plan to participate in the Plan who hold positions of responsibility and whose participation in the Plan is determined by the Committee or management of the Company to be in the best interests of the Company. Members of the Company's Board of Directors who are not employees of the Company are not eligible to participate in the Plan. On March 31, 1997, the last sale price of the Common Stock as reported by the NASDAQ Stock Market was $19.00 per share.

    ADMINISTRATION OF THE PLAN. The Plan provides that it shall be administered by the Stock Option Committee (the "Committee") that is appointed by the Board of Directors and that consists of two or more members of the Board. Subject to the provisions of the Plan, the Committee has sole and complete authority to determine the individuals to whom awards are granted, the type and amounts of awards to be granted, the time of all such grants and the terms, conditions and provisions of such awards and the restrictions related thereto.

    OPTIONS. The Plan provides that the Committee may grant options to participants for up to 150,000 shares of Common Stock of the Company. The per share option price will be not less than 85% of the Fair Market Value of the Common Stock at the time the Option is granted. The Fair Market Value of the Common Stock on a particular day will be the closing price of the Common Stock on the NASDAQ Stock Market, or any other national stock exchange on which the Common Stock is traded, on the last preceding trading day on which such Common Stock was traded. Options awarded under the Plan may be exercised at such times and shall be subject to such restrictions and conditions, including the performance of a minimum period of service after the grant, as the Committee may impose. No Option will be exercisable for more than ten years after the date on which it is granted. The per share option price must be paid in full at the time of exercise. The Committee may, in its discretion, permit a participant to make payments in cash, or in shares of Common Stock already owned by the participant, valued at the Fair Market Value thereof.

    TERMINATION OF EMPLOYMENT OR SERVICE. Unless the Committee otherwise determines at the time of grant, options terminate three months following the holder's termination of employment or service, except that this period is extended to three years if the holder's termination of employment or service is due to retirement after age 65, death or disability.

    PLAN AWARDS DURING 1997. Although there are not currently any specific plans for awards under the Plan in 1997, it is anticipated that options will be granted pursuant to the Plan in 1997. The actual number and identity of persons to be granted awards have not yet been determined.

    AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN. The Board of Directors at any time may terminate or suspend the Plan, and from time to time may amend or modify the Plan. Such amendments or modifications may increase the cost of the Plan to the Company or alter the allocation of benefits under the Plan with respect to the participants therein. The Plan will remain in effect until it is terminated by the

Board. No amendment, modification, or termination of the Plan will in any manner adversely affect any option theretofore granted under the Plan without the consent of the participant.

FEDERAL TAX TREATMENT

    The Plan is not a qualified pension, profit-sharing or stock bonus plan under Section 401(a) of the Internal Revenue Code of 1986. The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

    The grant of a nonqualified stock option generally is not a taxable event for the optionee. Upon exercise of the option, the optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the stock acquired upon exercise (determined as of the date of exercise) over the exercise price of such option. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee in the year in which such taxable income is recognized and the Company is required to withhold income taxes with respect to any amounts included in an employee's taxable income.

VOTE REQUIRED

    If approved by the stockholders, the Plan would become effective immediately.

    Adoption of the Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the annual meeting of stockholders.

    The Board of Directors recommends a vote FOR the approval and adoption of the Plan as described above. Proxies solicited by the Board of Directors will be voted in favor of this proposal unless stockholders specify to the contrary in their proxies.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

    The Company's consolidated financial statements for the year ended December 31, 1996 were audited by Grant Thornton LLP, independent accountants. Grant Thornton LLP has been engaged as the Company's independent accountants for fiscal year 1997. Representatives of Grant Thornton LLP are expected to attend the annual meeting to respond to appropriate questions and to make an appropriate statement if they desire to do so.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

    Stockholder proposals intended to be presented at the next annual meeting must be received by the Company for inclusion in its proxy statement and form of proxy relating to such meeting no later than December 24, 1997.

                                 OTHER MATTERS

    The Company is not aware of any matters, other than those referred to herein, which will be presented at the meeting. If any other appropriate business should properly be presented at the meeting, the proxies named in the accompanying form of proxy will vote the proxies in accordance with their best judgment.

                            EXPENSES OF SOLICITATION

    All expenses incident to the solicitation of proxies by the Company will be paid by the Company. In addition to solicitation by mail, arrangements have been made with brokerage houses and other custodians, nominees, and fiduciaries to send the proxy material to their principals, and the Company will reimburse them for their reasonable out-of-pocket expenses in doing so. Proxies may also be solicited personally or by telephone or telegraph by regular employees of the Company.

Tinley Park, Illinois
April 23, 1997

                                   EXHIBIT A
                          BEVERLY BANCORPORATION, INC.
                      1997 LONG-TERM STOCK INCENTIVE PLAN
                              SECTION 1  OBJECTIVE

    The objective of the Beverly Bancorporation, Inc. 1997 Long-Term Stock Incentive Plan (the "Plan") is to attract and retain the best available executive personnel and other key employees to be responsible for the management, growth and success of the business, and to provide an incentive for such employees to exert their best efforts on behalf of the Company and its shareholders.

                             SECTION 2  DEFINITIONS

    2.1 GENERAL DEFINITIONS. The following words and phrases, when used herein, shall have the following meanings:

           (a) "ACT"--The Securities Exchange Act of 1934, as amended.

           (b) "AGREEMENT"--The document which evidences the grant of any award under the Plan and which sets forth the terms, conditions, and limitations relating to such award.

           (c) "BOARD"--The Board of Directors of Beverly Bancorporation, Inc.

           (d) "CODE"--The Internal Revenue Code of 1986, as amended, and including the regulations promulgated pursuant thereto.

           (e) "COMMITTEE"--The Stock Option Committee appointed by the Board, which shall consist of two or more members of the Board.

           (f) "COMMON STOCK"--The present shares of Common Stock of the Company, and any shares into which such shares are converted, changed or reclassified.

           (g) "COMPANY"--Beverly Bancorporation, Inc., a Delaware corporation.

           (h) "EMPLOYEE"--Any person employed as an employee by the Company or any of its subsidiaries.

           (i) "FAIR MARKET VALUE" or "FMV"--The fair market value of Common Stock on a particular day shall be the closing price of the Common Stock on the NASDAQ Stock Market, or any other national stock exchange on which the Common Stock is traded, on the last preceding trading day on which such Common Stock was traded.

           (j) "OPTION"--The right to purchase Common Stock at a stated price for a specified period of time.

           (k) "PARTICIPANT"--Any Employee designated by the Committee to participate in the Plan.

           (l) "SHARES"--Shares of Common Stock.

    2.2 OTHER DEFINITIONS. In addition to the above definitions, certain words and phrases used in the Plan and any Agreement may be defined elsewhere in the Plan or in such Agreement.

                            SECTION 3  COMMON STOCK

    3.1 NUMBER OF SHARES. Subject to the provisions of Section 3.3, the number of Shares for which Options may be granted under the Plan may not exceed 150,000 Shares. Subject to the provisions of

Section 3.3, the number of Shares for which Options may be granted under the Plan to any single Participant may not exceed 50,000 Shares.

    3.2 RE-USAGE. If an Option expires or is terminated, surrendered, or canceled without having been fully exercised, the Shares covered by such Option shall again be immediately available for awards under the Plan.

    3.3 ADJUSTMENTS. In the event of any change in the outstanding Common Stock by reason of a stock split, stock dividend, combination, reclassification or exchange of Shares, recapitalization, merger, consolidation or other similar event, the number of Shares available for Options, and the number of Shares subject to outstanding Options and the price thereof, and the Fair Market Value, as applicable, shall be appropriately adjusted by the Committee in its sole discretion and any such adjustment shall be binding and conclusive on all parties. Any fractional Shares resulting from any such adjustment shall be disregarded.

                    SECTION 4  ELIGIBILITY AND PARTICIPATION

    Participants in the Plan shall be those key Employees selected by the Committee to participate in the Plan who hold positions of responsibility and whose participation in the Plan the Committee or management of the Company determines to be in the best interests of the Company.

                           SECTION 5  ADMINISTRATION

    5.1 COMMITTEE. The Plan shall be administered by the Committee, which shall consist of two or more members of the Board of Directors. The members of the Committee shall be appointed by and shall serve at the pleasure of the Board, which may from time to time change the Committee's membership.

    5.2 AUTHORITY. The Committee shall have the sole and complete authority to:

       (a) determine the individuals to whom awards are granted, the amounts of awards to be granted and the time of all such grants;

       (b) determine the terms, conditions and provisions of, and restrictions relating to, each award granted;

       (c) interpret and construe the Plan and all Agreements;

       (d) prescribe, amend and rescind rules and regulations relating to the Plan;

       (e) determine the content and form of all Agreements;

       (f) determine all questions relating to awards under the Plan;

       (g) maintain accounts, records and ledgers relating to awards;

       (h) maintain records concerning its decisions and proceedings;

       (i) employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable; and

       (j) do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and to carry out the objectives of the Plan.

    5.3 DETERMINATIONS. All determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding, and conclusive for all purposes and upon all persons.

    5.4 DELEGATION. Except as required by Rule 16b-3 promulgated under the Act (and any successor to such rule) with respect to the grant of awards to Participants who are subject to Section 16 of the Act, the

Committee may delegate to appropriate senior officers of the Company its duties under the Plan pursuant to such conditions and limitations as the Committee may establish.

                            SECTION 6  STOCK OPTIONS

    6.1 TYPE OF OPTION. Each Option granted hereunder shall be a nonqualified stock option under the Code.

    6.2 GRANT OF OPTION. Options may be granted to Participants at such time or times as shall be determined by the Committee except that no Option may be granted more than 10 years after the adoption of this Plan by the Board.

    6.3 OPTION PRICE. The per share option price for an Option shall be not less than 85% of the Fair Market Value at the time the Option is granted.

    6.4 EXERCISE OF OPTIONS. Options awarded under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions, including the performance of a minimum period of service after the grant, as the Committee may impose, which need not be uniform for all participants; provided, however, that no Option shall be exercisable for more than 10 years after the date on which it is granted.

    6.5 PAYMENT. The Committee shall determine the procedures governing the exercise of Options, and shall require that the per share option price be paid in full at the time of exercise. The Committee may, in its discretion, permit a Participant to make payment in cash, or in Shares already owned by the Participant, valued at the Fair Market Value thereof, as partial or full payment of the exercise price. As soon as practical after full payment of the exercise price, the Company shall deliver to the Participant a certificate or certificates representing the acquired Shares.

    6.6 RIGHTS AS A SHAREHOLDER. Until the exercise of an Option and the issuance of the Shares in respect thereof, a Participant shall have no rights as a shareholder with respect to the Shares covered by such Option.

          SECTION 7  AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

    The Board of Directors at any time may terminate or suspend the Plan, and from time to time may amend or modify the Plan. No amendment, modification, or termination of the Plan shall in any manner adversely affect any award theretofore granted under the Plan without the consent of the Participant.

                      SECTION 8  TERMINATION OF EMPLOYMENT

    8.1 TERMINATION OF EMPLOYMENT DUE TO RETIREMENT. Unless otherwise determined by the Committee at the time of grant, in the event a Participant's employment with the Company terminates by reason of retirement after age 65, any Option granted to such Participant which is then outstanding may be exercised at any time prior to the expiration of the term of the Option or within three (3) years following the Participant's termination of employment with the Company, whichever period is shorter.

    8.2 TERMINATION OF EMPLOYMENT DUE TO DEATH OR DISABILITY. Unless otherwise determined by the Committee at the time of grant, in the event a Participant's employment with the Company is terminated by reason of death or disability, any Option granted to such Participant which is then outstanding may be exercised by the Participant or the Participant's legal representative at any time prior to the expiration date of the term of the Option or within three (3) years following the Participant's termination of employment with the Company, whichever period is shorter.

    8.3 TERMINATION OF EMPLOYMENT FOR ANY OTHER REASON. Except as otherwise determined by the Committee at the time of grant, in the event the employment of the Participant with the Company shall terminate for any reason other than misconduct or one described in Section 8.1 or 8.2, any Option granted to such Participant which is then outstanding may be exercised by the Participant at any time prior to the expiration date of the term of the Option or within three (3) months following the Participant's termination of employment with the Company, whichever period is shorter. If the employment of a Participant with the Company is terminated by reason of the Participant's misconduct, any outstanding Option shall cease to be exercisable on the date of the Participant's termination of employment. As used herein, "misconduct" means
(i) one or more demonstrable and material acts of dishonesty, disloyalty, insubordination or willful misconduct or (ii) the continued failure, in the judgment of the Chief Executive Officer of the Company or the Board by the Participant to substantially perform his duties (other than any such failure resulting from his death or disability). The Committee shall determine whether a Participant's employment is terminated by reason of misconduct.

    8.4 ACCRUAL OF RIGHT AT DATE OF TERMINATION. The Participant shall have the right to exercise an Option as indicated in Sections 8.1, 8.2, and 8.3 only to the extent the Participant's right to exercise such Option had accrued at the date of termination of employment pursuant to the terms of the Option Agreement and had not previously been exercised.

                      SECTION 9  MISCELLANEOUS PROVISIONS

    9.1 NON-TRANSFERABILITY OF AWARDS. Unless otherwise determined by the Committee at the time of grant, and except as provided in Section 8, no awards granted under the Plan shall be transferable, other than by will or the laws of descent and distribution.

    9.2 NO GUARANTEE OF EMPLOYMENT OR PARTICIPATION. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employment of the Company. No employee shall have a right to be selected as a Participant, or, having been so selected, to receive any future awards.

    9.3 TAX WITHHOLDING. The Company shall have the authority to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local withholding tax requirements on any award under the Plan, and the Company may defer payment of cash or issuance of Shares until such requirements are satisfied. The Committee may, in its discretion, permit a Participant to elect, subject to such conditions as the Committee shall require, to have Shares otherwise issuable under the Plan withheld by the Company and having a Fair Market Value sufficient to satisfy all or part of the Participant's estimated total federal, state, and local tax obligation associated with the transaction.

    9.4 GOVERNING LAW. The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Code or Act, shall be governed by the laws of the State of Illinois and construed in accordance therewith.

    9.5 EFFECTIVE DATE. The Plan shall be effective when approved by the shareholders of the Company, provided, however, that no award requiring the issuance of Shares shall be exercised or paid out unless at the time of such exercise or payout (i) such Shares are covered by a currently effective registration statement filed under the Securities Act of 1933, as amended, if one is then required, or in the sole opinion of the Company and its counsel such issuance of Shares is otherwise exempt from the registration requirements of such act, and (ii) such Shares are listed on any securities exchange upon which the Common Stock of the Company is listed.

    9.6 UNFUNDED PLAN. Insofar as the Plan provides for awards of Shares, the Plan shall be unfunded. The Company may maintain bookkeeping accounts with respect to Participants who are entitled to awards under the Plan, but such accounts shall be used merely for bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by interests in awards nor shall the Plan be construed as providing for any such segregation. None of the Committee, the Company or its Board of Directors shall be deemed to be a trustee of any Shares granted under the Plan. Any liability of the Company to any Participant with respect to an award or any rights thereunder shall be based solely upon any contractual obligations that may be created by the Plan and any Agreement, and no obligation of the Company under the Plan shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.

PROXY                                                                     PROXY

                         BEVERLY BANCORPORATION, INC.
        16345 South Harlem Avenue, Suite 3E, Tinley Park, Illinois 60477

          This Proxy is Solicited on Behalf of The Board of Directors for The Annual Meeting of Stockholders to be held on May 20, 1997

    The undersigned hereby appoints Anthony R. Pasquinelli, Richard I. Polanek and John D. Van Winkle, or any two of them, as attorneys and proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Beverly Bancorporation, Inc. (the "Company") held of record by the undersigned on March 31, 1997, at the annual meeting of stockholders to be held on May 20, 1997 or any adjournment thereof.

              PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                            USING THE ENCLOSED ENVELOPE.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

-------------------------------------------------------------------------------

                            BEVERLY BANCORPORATION, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. //

1. Election of Directors--                               For  Withhold  For All
   Nominees: William E. Brazley, David B. Colmar,        All     All     Except
   Christopher M. Cronin, Richard I. Polanek,             //      //       //
   Anthony R. Pasquinelli, John D. Van Winkle and
   William C. Waddell

   -----------------------------------------------
   (EXCEPT NOMINEE(S) WRITTEN ABOVE)

2. To approve and adopt the Beverly                      For  Against  Abstain
Bancorporation, Inc. 1997 Long-Term Stock                 //     //       //
Incentive Plan.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2. This proxy is revocable at any time.


                                    Dated: ______________________________, 1997

                                    Signature(s) ______________________________

                                    ___________________________________________
                                    (IMPORTANT: Please sign your name exactly as it appears herein. In the case of joint holders, all should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)


-------------------------------------------------------------------------------
                            -FOLD AND DETACH HERE-

                           YOUR VOTE IS IMPORTANT.

             PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.